EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm as “Experts” in the Registration Statement on Form S-8 pertaining to the First California 2007 Omnibus Equity Incentive Plan of First California Financial Group, Inc. and to the incorporation by reference therein of our report dated April 2, 2007, with respect to the consolidated balance sheets of FCB Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, appearing in the Annual Report on Form 10-K of FCB Bancorp for the year ended December 31, 2006.

/s/ Moss Adams LLP

Portland, Oregon

July 10, 2007